EXHIBIT 10.2.1

EXTENSION OF OPTION

This EXTENSION OF OPTION given this 28 day of June, 2007, by DAVID L. SCULLY TRUST #4, David L. Scully, Peter D. Scully and John B. Snyder, Jr., Co-Trustees (hereinafter referred to as “Owner”) to ILLINI BIO-ENERGY, LLC (hereinafter referred to as “Purchaser”).

WHEREAS, pursuant to an Option Agreement dated June 29, 2005 Owner granted to Purchaser an option to the Property described in said Option Agreement, which consists of approximately 220 acres, more or less, located in Logan County, Illinois (a copy of such Option Agreement is attached hereto as Exhibit A and referred to hereinafter as “Option”); and

WHEREAS, said Option expires June 29, 2007 and Owner and Purchaser desire to extend the expiration of said Option through September 27, 2007 under the same terms as the Option, except as such terms are modified hereafter.

NOW, THEREFORE, Owner and Purchaser hereby agree to the foregoing recitals and further agree as follows:

1.                                       Owner and Purchaser agree that the Option Period shall be extended through September 27, 2007 and that except as modified herein, the terms of the Option shall continue to be binding upon Owner and Purchaser until September 27, 2007.

2.                                       In consideration for Owner granting the foregoing extension of the Option Period to Purchaser, Purchaser shall pay to Owner, by wire transfer, the following payments (“Extension Payments”):

a.                                       On June 29, 2007, the sum of $18,500.00, of which $2,500.00 shall be applied toward the purchase price if Purchaser elects to exercise its right to purchase the property under the Option, and $16,000.00 shall be non-refundable and shall not be applied toward the purchase price; and

b.                                      If Purchaser has not closed on the purchase of the property on or before August 1, 2007, on August 1, 2007 the additional sum of $16,000.00, which shall be non-refundable and shall not be applied toward the purchase price; and

c.                                       If Purchaser has not closed on the purchase of the property on or before September 1, 2007, on September 1, 2007 the additional sum of $16,000.00, which shall be non-refundable and shall not be applied toward the purchase price.

3.                                       This Extension of Option, along with the Option Agreement, as modified herein, is the entire agreement of the parties with respect to its subject matter, and all prior representations and negotiations are expressly disclaimed. This Agreement may be amended only by a writing signed by all the parties.

4.                                       All capitalized terms in this Extension of Option, if not defined herein, shall have the same meaning as defined in the Option.

5.                                       This Extension of Option may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

6.                                       This Extension of Option shall be governed by and construed in all respects in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Extension of Option on the date first hereinbefore mentioned.

OWNER:

DAVID L. SCULLY TRUST #4

By:	/s/ David L. Scully
David L. Scully, Co-trustee

By:	/s/ Peter D. Scully
Peter D. Scully, Co-trustee

By:	/s/ John B. Snyder, Jr.
John B. Snyder, Jr., Co-trustee

PURCHASER:

ILLINI BIO-ENERGY, LLC

By:	/s/ Ernest D. Moody
Ernest D. Moody, Chairman